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                                                                    Exhibit 10.1


                       CAPITAL ENVIRONMENTAL RESOURCE INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is dated as of January 5, 2004 by and among CAPITAL ENVIRONMENTAL RESOURCE INC., an Ontario corporation (the "Company"), WASTE SERVICES, INC., a Delaware, USA corporation ("WSI") and IVAN
R. CAIRNS (the "Executive"):

WHEREAS, the Company desires to employ Executive in an executive capacity and Executive desires to enter into the Company's employ upon the terms and subject to the conditions set forth in this Agreement;

AND WHEREAS, as of the date of this Agreement, the Company is the parent of WSI;

AND WHEREAS, the Company intends to effect a reorganization transaction (the "US Reorganization Transaction") pursuant to which the Company will become a subsidiary of WSI;

AND WHEREAS, in the course of his employment with the Company, Executive will perform his duties and responsibilities for both the Company and WSI and their respective affiliated corporations.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       EMPLOYMENT.

The Company shall employ Executive and Executive shall be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement effective as of January 5, 2004 (the "Effective Date"); PROVIDED HOWEVER that as a condition to effectiveness of this Agreement, the Company and Executive shall have entered into an Indemnification Agreement substantially in the form of Exhibit A attached hereto.

2.       TERM OF EMPLOYMENT.

The period of Executive's employment under this Agreement (the "Employment Term") shall begin on the Effective Date and shall continue until Executive's employment is terminated in accordance with Section 5 below.

3.       DUTIES AND RESPONSIBILITIES.

(a) Executive shall serve as Executive Vice-President, General Counsel and Secretary of the Company and of WSI and shall report to the Chief Executive Officer of the Company. Following consummation of the U.S. Reorganization Transaction, the Executive shall report to the Chief Executive Officer of WSI. In such capacity, Executive shall perform the customary duties of such positions, along with such other duties as may be assigned to Executive from time to time by the Chief Executive Officer and/or by the Board of Directors of the Company, or of WSI following consummation of the U.S.


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         Reorganization Transaction (the "Board of Directors") or a duly authorized committee thereof; PROVIDED HOWEVER that Executive shall have such responsibility and authority as is normally conferred upon such an officer.

(b) During the Employment Term, Executive shall devote his full time and attention during normal business hours to the affairs of the Company and of WSI and use his best efforts to perform faithfully and efficiently his duties and responsibilities; PROVIDED, HOWEVER, that subject to the limitations of Section 8 hereof and to the prior approval of the Chief Executive Officer of the Company, Executive may serve on corporate, industry, civic or charitable Boards or committees as long as such activities do not interfere with the performance of Executive's responsibilities hereunder. Executive agrees to act at all times in the best interests of the Company and of WSI and to take no action or make any statement, oral or written, which could reasonably be expected by Executive to injure the business, financial condition, results of operations, prospects, interests or reputation of the Company or of WSI.

(c) Executive agrees to comply at all times during the Employment Term with all applicable policies, rules, codes and regulations of the Company in effect from time to time, including, without limitation, all applicable codes of ethics or conduct and all policies regarding trading in the common stock of the Company, or following consummation of consummation of the US Reorganization Transaction, of WSI.

4.       COMPENSATION AND BENEFITS.

(a) BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $330,000 USD (which Base Salary, shall at the election of Executive, be paid in Canadian dollars), or such higher rate as may be determined from time to time by the Board of Directors of the Company or following consummation of the US Reorganization Transaction, of WSI, or a duly authorized committee thereof (such amount, as increased from time to time, the "Base Salary"). Such Base Salary shall be paid on the Company's regular pay days in accordance with the Company's standard payroll practice for executive officers, subject only to such payroll and withholding deductions as may be required by law. For all purposes under this Agreement, Executive's Base Salary shall include any amount which is deferred under any nonqualified plan or arrangement of the Company.

(b)      INCENTIVE COMPENSATION.

         (i) ANNUAL CASH BONUS. In addition to the Base Salary, Executive shall be eligible for an annual cash bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise) for each fiscal year during the Employment Term. Executive's target annual cash bonus will be equal to 100% (the "Target Bonus Rate") of his Base Salary in effect at the beginning of the relevant fiscal year. The amount of the annual cash bonus, which may be higher or lower than the Target Bonus Rate, shall be determined by the Board of




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                  Directors of the Company, or following consummation of the US
                  Reorganization Transaction, of WSI, or a duly authorized committee thereof based upon applicable corporate and individual performance targets established by such Board of Directors or such committee in its sole discretion (the "Annual Bonus"). For all purposes under this Agreement, Executive's Annual Bonus shall include any amount which is deferred under any nonqualified plan or arrangement of the Company.

         (ii) LONG-TERM OR SUPPLEMENTAL INCENTIVE COMPENSATION. Executive shall be eligible to participate in any supplemental and/or long-term incentive compensation plans or programs (which may consist of stock options, restricted stock, long-term cash awards or other forms of long-term or supplemental incentive compensation) generally made available to full-time senior executive officers of the Company, which plans or programs shall be substantially similar to those plans or programs generally made available to full-time executive officers of WSI.

(c) BENEFIT PLANS. Executive shall be eligible to participate in and receive benefits under all retirement, health and welfare benefit plans, programs and arrangements which are from time to time available to full-time senior executive officers of the Company (and which plans, programs and arrangements shall be substantially similar to such benefit plans, programs and arrangements made available to full-time senior executive officers of WSI), in accordance with the terms and conditions of such plans, programs and arrangements in effect from time to time. Such benefit plans, programs and arrangements will include family medical, family dental and family vision benefit plans and short-term and long-term disability plans, and may include, without limitation, life insurance plans, accidental death insurance plans, travel accident insurance plans, savings and retirement plans and pension plans (all such benefit plans, the "Benefit Plans"). At his option, Executive may pay directly the premiums for coverage under the above-mentioned disability plans and have the Company pay to him, as additional income, an amount equal to the amount of those premiums. Executive agrees to submit to a physical examination from time to time as requested by the Company to facilitate Executive's participation in one or more Benefit Plans. The Company may terminate or reduce benefits under any such plans, programs or arrangements to the extent such reductions apply uniformly to all full-time senior executive officers of the Company, or following consummation of the US Reorganization Transaction, of WSI, and Executive's benefits shall be reduced or terminated accordingly. The Company's obligations under this Section 4(c) are expressly conditioned on Executive and his family dependents taking all reasonable actions (including but not limited to enrolling in all health and welfare benefit programs, plans and arrangements which are from time to time available to the full-time senior executive officers of the Company, as and when Executive and his family dependents become eligible to participate in such programs, plans and arrangements) and providing all information as the Company shall reasonably request and as is necessary for the Company to fulfill such obligations.



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(d)      VACATION. In addition to normal statutory holidays recognized by the
         Company, Executive shall be entitled to the greater of (a) four weeks of paid vacation for each fiscal year during the Employment Term and
         (b) such other amount of paid vacation as may be afforded executive officers in effect from time to time under the Company's policies, which policies shall be substantially similar to WSI's policies for executive officers ("Vacation Time").

(e) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for travel and other out-of-pocket expenses incident to his position in accordance with the Company's customary practices applicable to full time executive officers.

(f) REIMBURSEMENT OF CERTAIN TAX EXPENSES. The Company shall, upon written demand by Executive, accompanied by supporting invoices, promptly reimburse Executive for all costs and expenses (including reasonable legal, accounting and other advisory fees) incurred by Executive to (i) determine in any tax year of Executive, the tax consequences to Executive of any amount payable (or reimbursable) under Section 7 hereof, or (ii) prepare responses to an Internal Revenue Service or Canada Customs and Revenue Agency audit of, and to otherwise defend, his personal income tax return for any year during the Employment Term or to defend himself in any administrative proceeding or civil litigation relating to any such tax return, in each case that is occasioned by or related to any audit by the Internal Revenue Service or Canada Customs and Revenue Agency of the Company's income tax returns; PROVIDED, HOWEVER, in no event shall the Company be required to reimburse Executive for costs and expenses in excess of seventy-five thousand United States dollars ($75,000 USD) in any given fiscal year pursuant to this Section 4(f).

(g) FRINGE BENEFITS AND PERQUISITES. Executive shall be eligible to participate in and receive benefits under all fringe benefit plans, practices, policies and programs of the Company to the same extent, and subject to the same terms and conditions, as those arrangements are made available to full-time senior executive officers of the Company, provided that such benefits shall be substantially similar to the fringe benefit plans, practices, policies and programs made available to full-time senior executive officer.

5.       TERMINATION OF EMPLOYMENT.

Executive's employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5. Upon termination, Executive (or his beneficiaries or estate as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 and, if applicable, Section 7 below.

(a) DEATH. Executive's employment hereunder shall terminate automatically upon Executive's death.



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(b)      TOTAL DISABILITY. The Company may terminate Executive's employment hereunder, by written notice to Executive delivered in accordance with Sections 5 (g) and 15 hereof, upon a determination pursuant to this
         Section 5 (b) that Executive is "Totally Disabled." For purposes of this provision, "Totally Disabled" shall have the meaning as it has under the long-term disability policy covering Executive pursuant to
         Section 4 (c) hereof. Executive's receipt of disability benefits under the Company's long-term disability plan shall be deemed conclusive evidence of Total Disability for purposes of this Agreement.

(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for "Cause" at any time, by written notice to Executive delivered in accordance wit Sections 5(g) and 15 hereof.

         (i) For purposes of this Agreement, the term "Cause" shall mean any of the following: (A) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of an indictable offense or of a misdemeanor involving, in the good faith judgment of the Board of Directors of the Company, or following consummation of the US Reorganization Transaction, of WSI, fraud, dishonesty or moral turpitude; (B) Executive's deliberate and continual refusal to perform the duties and responsibilities assigned to Executive under this Agreement (other than as a result of vacation permitted under this Agreement, sickness, illness or injury);
                  (C) fraud or embezzlement by Executive, determined in accordance with the internal investigative procedures of the Company, consistently applied; (D) gross misconduct or gross negligence by Executive in connection with the business of the Company or an Affiliate (hereinafter defined) unless Executive reasonably believed, in good faith, that his acts or omissions were in or not opposed to the best interests of the Company or such Affiliate (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he is not legally entitled); (E) any material breach by Executive of any provisions of Section 8 of this Agreement or of any provisions of the Confidentiality and Proprietary Information Agreement (as defined herein); PROVIDED, HOWEVER, that the occurrence of an act or omission covered by clauses (B), (D) or (E) of this
                  Section 5 (c) (i) shall not constitute "Cause" if Executive remedies such act or omission within ten (10) business days after delivery by the Company of written notice to Executive in accordance with Section 15 hereof specifying in reasonable detail the facts and circumstances believed by the Company to constitute such "Cause".

         (ii) Any determination of Cause under this Agreement shall be made by resolution duly adopted by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company prior to the U.S. Reorganization Transaction, or of the Board of Directors of WSI following consummation of the U.S. Reorganization Transaction (not including Executive if Executive is a member of the Board of Directors) at a meeting of such Board of Directors called and held



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                  for that purpose; PROVIDED that Executive shall have been
                  given written notice of such meeting by certified mail at least ten (10) business days prior to the meeting and shall have been given the opportunity to be heard by such Board of Directors before such resolution is passed. The failure by the Company to follow the procedures set forth in this Section 5(c) (ii) shall result in the termination of the Executive's employment being deemed to be a termination by the Company without Cause.

(d) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment hereunder for Good Reason after delivery by Executive of written notice to the Company in accordance with Sections 5 (g) and 15 hereof within sixty (60) days after the occurrence of a Good Reason Event (as hereinafter defined). For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events (each a "Good Reason Event") without Executive's written consent during the Employment Term:

         (i) A change in Executive's responsibilities or titles or any other action by the Company or by WSI which represents a material diminution of Executive's position, status or authority, except in connection with or as a result of the termination of Executive's employment pursuant to any provision of this Section 5 (a "Dimunition"); PROVIDED, however that such Dimunition shall not constitute "Good Reason" or a "Good Reason Event" if the Company remedies such Dimunition within ten (10) business days after delivery by Executive of written notice to the Company in accordance with
                  Section 15 hereof specifying in reasonable detail the facts and circumstances believed by Executive to constitute such Dimunition.

         (ii)     A reduction by the Company in Executive's Base Salary.

         (iii) A material breach by the Company of Section 4(c) hereof; PROVIDED, HOWEVER that such a breach shall not constitute "Good Reason" or a "Good Reason Event" if the Company remedies such breach within ten (10) business days after delivery by Executive of written notice to the Company in accordance with
                  Section 15 hereof specifying in reasonable detail the facts and circumstances believed by Executive to constitute a material breach of Section 4(c).

         (iv) A change of Executive's principal place of employment to a location outside of the Burlington/ Oakville/Hamilton area.

          (v) The failure by the Company to pay Executive any material amount of his Base Salary, or any material amount of other compensation, that is due and payable under this Agreement within ten (10) business days after Executive makes written demand for such amount.



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          (vi)    The failure by the Company to enter into a written agreement with any entity that purchases all or substantially all of the assets of the Company and/or of WSI or any entity into which the Company and/or WSI is merged (each a "Successor") pursuant to which such Successor agrees to assume all of the obligations of the Company under this Agreement at and effective as of the closing of such sale of assets or merger.

(e) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder without Good Reason at any time during the Employment Term after providing thirty (30) days' written notice to the Company delivered in accordance with Sections 5(g) and 15 hereof.

(f) TERMINATION BY COMPANY WITHOUT CAUSE. At any time during the Employment Term, the Company may terminate Executive's employment hereunder without Cause by written notice to Executive delivered in accordance with Sections 5 (g) and 15 hereof.. For purposes of this Agreement, Executive's employment will be deemed to have been terminated "Without Cause" if Executive is terminated by the Company for any reason other than Death pursuant to Section 5(a), Total Disability pursuant to
         Section 5(b) or Cause pursuant to Section 5(c).

(g) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company for Cause pursuant to Section 5(c), without Cause pursuant to
         Section 5(f), or as a result of Executive's Total Disability pursuant to Section 5(b), or by Executive for Good Reason pursuant to Section 5(d), shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specifies the effective date of termination, if such date is other than the date of receipt of such notice (which effective date shall not be (A) less than ten (10) business days after the giving of such notice in the case of termination by Executive for Good Reason or (B) more than 15 days after the giving of such notice in all other cases). Any voluntary termination of Executive's employment by Executive pursuant to Section 5(e) shall be communicated by written notice to the Company specifying
         (i) that Executive wishes to terminate his employment with the Company pursuant to Section 5(e) hereof and (ii) indicating the effective date of termination (which effective date shall not be less than 30 days after the giving of such notice).



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6.       COMPENSATION AND BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the following compensation and benefits upon such termination:

(a) COMPENSATION AND BENEFITS PAYABLE FOLLOWING TERMINATION FOR ANY REASON. The following compensation and benefits shall be payable upon termination of Executive's employment under this Agreement for any reason:

         (i) Executive or his beneficiaries or estate shall be entitled to receive, within fourteen (14) days after the effective date of termination, any accrued but unpaid Base Salary for services rendered by Executive to the Company prior to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and cash compensation (at a rate per day equal to the Base Salary divided by the number of business days in the relevant year) for any accrued Vacation Time that remained unused by the Executive at the time of termination; and

         (ii) Any earned benefits to which Executive (or his beneficiaries or estate) may be entitled pursuant to the plans, policies and arrangements referred to in Sections 4(b), 4(c) and 4(g) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements. In the case of compensation previously deferred by Executive, all amounts previously deferred and not yet paid by the Company shall be paid to Executive (or his beneficiaries or estate) within fourteen (14) days after the effective date of termination unless such payment is inconsistent with the terms of any payment election made by Executive with respect to such deferred compensation.

(b) TERMINATION BY REASON OF DEATH. In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay Executive's estate the following compensation and benefits in addition to the compensation and benefits provided in Section 6 (a) above:

         (i)      Executive's estate shall be entitled to be paid:

                  (A) Executive's Base Salary at the rate in effect immediately prior to Executive's date of death on the Company's regular pay days for a period of three (3) years from the effective date of termination as if his employment had continued until the end of such three (3) year period; and

                  (B) an aggregate amount equal to three (3) times the average of the Annual Bonus paid to Executive in the three (3) most recently completed fiscal years preceding the effective date of termination, without regard to whether the



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                           payment of all or any portion of such Annual Bonus
                           has been deferred (such average being hereinafter referred to as the "Bonus Average"), which shall be paid in equal installments on the Company's regular pay days over the course of thirty-six (36) months from the effective date of termination; PROVIDED, HOWEVER, that if at the time of termination Executive has not been employed by the Company for three fiscal years, the Bonus Average shall be deemed for all purposes of this Agreement to equal Executive's Target Bonus Rate multiplied by his Base Salary at the rate in effect immediately prior to the effective date of termination. The Company may purchase insurance to cover all or any part of the obligations set forth in this Section 6(b)(i) and Executive agrees to submit to a physical examination from time to time to facilitate the procurement or renewal of such insurance. Any proceeds of such insurance paid to Executive or his beneficiaries or estate shall be considered a portion of the payments required to be made to Executive pursuant to this Section 6(b)(i) and shall not be in addition thereto.

         (ii) Executive's dependents shall be entitled to continue to receive medical, dental and vision insurance coverage at least equal in type and amount to that made available to dependents of full-time senior executives of the Company and/or of WSI immediately prior to Executive's death for a period of three
                  (3) years from the effective date of termination, or until Executive's dependants become eligible for substantially similar employer-provided health insurance benefits from any other person or business entity, whichever comes first. In the event that participation in any such plan, program or arrangement of the Company is prohibited, the Company will arrange to provide substantially similar to those benefits which Executive's dependents would have been entitled to receive under such plan, program or arrangement for such period.

         (iii) All of Executive's then outstanding options to purchase shares of the Company's common stock, or following consummation of the US Reorganization Transaction, of WSI's common stock, shall be vested and exercisable in accordance with the terms of the stock option plan of the Company or of WSI, as the case may be, pursuant to which such options were granted (the "Governing Stock Option Plan") as then in effect.

(c) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Executive's employment is terminated by reason of Executive's Total Disability pursuant to Section 5(b) hereof, the Company shall pay Executive the following compensation and benefits in addition to the compensation and benefits provided for in Section 6(a) above:

         (i) Subject to Section 6(c)(ii) below, Executive shall be entitled to be paid:

                  (A) his Base Salary at the rate in effect immediately prior to the effective date of termination on the Company's regular pay days for a period of three (3)




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                           years from the effective date of termination as if
                           his employment had continued until the end of such three (3) year period; and

                  (B) an aggregate amount equal to three (3) times the Bonus Average, which shall be paid in equal installments on the Company's regular pay days over the course of thirty-six (36) months from the effective date of termination.

         (ii) Whenever compensation is payable to Executive under Section 6(c)(i) during a period in which he is partially or totally disabled, and such disability would (except for the provisions hereof) entitle Executive to disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company, the disability income or salary continuation paid to Executive pursuant to any such plan or program shall be considered a portion of the payments required to be made to Executive pursuant to this Section 6(c) and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under the terms of an insurance policy paid for by the Company, the amounts paid to Executive by such insurance company shall be considered a portion of the payment to be made to Executive pursuant to this Section 6(c) and shall not be in addition thereto.

         (iii) Executive and his dependents shall be entitled to continue to receive medical, dental and vision insurance coverage at least equal in type and amount to that made available to full-time senior executives of the Company immediately prior to the effective date of termination for a period of three (3) years from the effective date of termination, or until Executive becomes eligible for substantially equivalent employer-provided health insurance benefits from any other person or business entity, whichever occurs first. In the event that participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide benefits substantially similar to those benefits which Executive would have been entitled to receive under such plan, program, or arrangement, for such period.

         (iv) All of Executive's then outstanding options to purchase shares of the Company's common stock, or following consummation of the US Reorganization Transaction, of WSI's common stock, shall be vested and exercisable in accordance with the terms of the stock option plan of the Company or of WSI, as the case may be, pursuant to which such options were granted (the "Governing Stock Option Plan") as then in effect.

(d) TERMINATION FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 5(c) hereof, the Company shall not be obligated to make any payments to Executive under this Agreement on or following the



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         effective date of termination, other than the compensation and benefits provided for in Section 6(a) above.

(e) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive terminates his employment without Good Reason pursuant to Section 5(e) hereof, the Company shall not be obligated to make any payments to Executive under this Agreement on or following the date of termination, other than the compensation and benefits provided for in Section 6(a) above.

(f) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. In the event that Executive's employment is terminated by the Company without Cause pursuant to Section 5(f) hereof or by the Executive for Good Reason pursuant to Section 5(d) hereof, the Company shall pay to Executive the following compensation and benefits in addition to the compensation and benefits provided for in Section 6(a) above:

         (i)      Executive shall be entitled to be paid:

                  (A) his Base Salary at the rate in effect immediately prior to the effective date of termination on the Company's regular pay days for a period of two (2) years from the effective date of termination as if his employment had continued until the end of such two (2)-year period; and

                  (B) an aggregate amount equal to two (2) times the Bonus Average, which shall be paid in equal installments on the Company's regular pay days over the course of twenty-four (24) months from the effective date of termination.

         (ii) Executive and his dependents shall be entitled to continue to receive medical, dental and vision insurance coverage at least equal in type and amount to that made available to full-time senior executives of the Company immediately prior to the effective date of termination for a period of two (2) years from the effective date of termination, or until Executive becomes eligible for substantially equivalent employer-provided health insurance benefits from any other person or business entity, whichever occurs first. In the event that participation in any such plan, program or arrangement of the Company is prohibited, the Company will arrange to provide benefits substantially similar to those benefits which Executive would have been entitled to receive under such plan, program or arrangement for such period.

         (iii) All of Executive's then outstanding options to purchase shares of the Company's common stock, or following consummation of the US Reorganization Transaction, of WSI's common stock, shall be vested and exercisable in accordance with the terms of the stock option plan of the Company or of WSI, as the case may be, pursuant to which such options were granted (the "Governing Stock Option Plan") as then in effect;



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         PROVIDED, HOWEVER, that if the Company terminates Executive's employment without Cause or Executive terminates his employment with the Company for Good Reason within the one-year period preceding, or within the two-year period following, a "Change of Control", Executive shall be paid the compensation and benefits provided for in Section 7 hereof rather than the compensation and benefits provided for in this
         Section 6(f).

(g) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement or under the terms of any Compensation Plans or Benefit Plans in effect and applicable to Executive on the effective date of termination, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit after such termination and all other obligations of the Company and rights of Executive under this Agreement shall terminate effective as of the effective date of termination.

7.       CHANGE OF CONTROL.

(a) RESIGNATION FOLLOWING CHANGE OF CONTROL. If (i) the Company terminates Executive's employment without Cause or Executive Terminates his employment with the Company for Good Reason and (ii) a "Change of Control" has occurred within the two-year period preceding or within the one-year period following the effective date of termination, Executive shall be entitled to the compensation described in this
         Section 7 in addition to the compensation and benefits provided for in
         Section 6(a) and in lieu of the compensation and benefits provided for in section 6(f) above:


         (i)      a lump sum amount equal to three(3) times the sum of (A) and
                  (B) below:

                  (A) his Base Salary at the rate in effect immediately prior to the effective date of termination; and

                  (B)      the Bonus Average.

         (ii) Executive and his dependents shall be entitled to continue to receive medical, dental and vision insurance coverage at least equal in type and amount to that made available to full-time senior executives of the Company immediately prior to the effective date of termination for a period of three (3) years from the effective date of termination, or until Executive becomes eligible for employer-provided health insurance benefits from any other person or business entity (whether or not those health insurance benefits are comparable to the health insurance benefits provided by the Company), whichever occurs first. In the event that participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide benefits substantially similar to those benefits which Executive would have been entitled to receive under such plan, program, or arrangement, for such period.

         (iii) All of Executive's then outstanding options to purchase shares of the Company's common stock, or following consummation of the US Reorganization Transaction, of WSI's common stock, shall be vested and exercisable in accordance with the terms of the stock option plan of the Company or of WSI, as the case may be, pursuant to which such options were granted (the "Governing Stock Option Plan") as then in effect.

(b) DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the happening of any of the following:

         (i) the sale or lease of all or substantially all of the assets of the Company to any other person or entity other than a direct or indirect wholly-owned subsidiary or parent of the Company;

         (ii) a merger, amalgamation, consolidation or other reorganization of the Company with any other entity (other than a direct or indirect wholly-owned subsidiary or parent of the Company), in which the Company is not the surviving entity or becomes owned entirely by another entity, unless at least 50% of the outstanding voting securities of the surviving or parent corporation, as the case may be, immediately following such transaction are beneficially held by such persons and/or entities that beneficially held the outstanding voting securities of the Company immediately prior to such transaction, and such outstanding voting securities are beneficially held by such persons and/or entities in the same proportion as such persons and/or entities beneficially held the outstanding voting securities of the Company immediately prior to such transaction;

         (iii) the acquisition of beneficial ownership, as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") in a single transaction or series of related transactions (by tender offer or otherwise), of more than 50% of the voting securities of the Company by a single person or entity (other than the Company or an affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (each an "Affiliate"), a trustee or any other fiduciary or committee of any employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company or "group" within the meaning of Section 13(d)(3) of the Exchange Act, whether through the acquisition of previously issued and outstanding voting securities or of voting securities that have not been previously issued, or any combination thereof;

         (iv) the voluntary or involuntary dissolution, liquidation or winding up of the Company, or the adoption of any resolution with respect thereto;

         (v) the individuals who constituted the Board of Directors as of the Effective Date (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director whose election or nomination for election was approved by a majority of the members of the Incumbent Board shall be considered, for purposes of this Agreement, a member of the Incumbent Board; and provided further that, notwithstanding anything herein to the contrary, a Change of Control shall not be deemed to have occurred in connection with (i) any public offering of the common stock of the Company or, after the U.S. Reorganization Transaction, of WSI, for cash; (ii) any transaction with an entity or group that includes, is affiliated with or is wholly or partially controlled by, one or more executive officers of the Company or, after the U.S. Reorganization, of WSI, in office immediately prior to the transaction that would otherwise constitute a Change of Control; (iii) any capital raising transaction (including any investment by one or more private equity funds) for the purpose of financing acquisitions specifically identified by the Board of Directors of the Company or after, the U.S. Reorganization Transaction, of WSI; or (iv) the U.S. Reorganization Transaction; or

         (vi) following the consummation of the US Reorganization Transaction, the occurrence of any of the events described in Sections (b) (i), (ii), (iii), (iv), or (v) involving WSI.

(c) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. In the event that any portion of the payments or benefits provided to Executive under this Agreement or pursuant to any other plan, arrangement or agreement between Executive and the Company or any Affiliate thereof (collectively, "Total Payments") would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code (the "Code") or any similar tax that may hereafter be imposed, then Executive shall be entitled to receive an additional payment (the "Gross-up Payment") in an amount which, when combined with the net amount of the Total Payments retained by Executive after giving effect to the application of the Excise Tax and all other applicable taxes on the Total Payments (including any interest or penalties imposed with respect to such taxes), will result in receipt by Executive of a Gross-up Payment equal to the Excise Tax imposed upon the Total Payments.

         (i)      Determination by Accounting Firm. Subject to the provisions of
                  Section 7(c)(ii) below, all determinations required to be made under this Section 7(c), including whether a Gross-up Payment is required, the amount of the Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed calculations supporting the Gross-up Payment to the Company and Executive. All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7(c), shall be paid by the Company to Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c)(ii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

         (ii) The Company's Right to Contest Excise Tax. Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service or by the Canadian Customs and Revenue Agency that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

                  (A) give the Company any information reasonably requested by the Company relating to such claim,

                  (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                  (C) cooperate with the Company in good faith in order to effectively contest such claim, and

                  (D) permit the Company to participate in any proceedings relating to such claim;

                  PROVIDED, however, that the Company agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c)(ii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and FURTHER PROVIDED that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (iii) Repayment to the Company. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(c)(ii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). Executive shall be entitled to deduct from any payment made to the Company pursuant to the previous sentence the amount of any taxes that Executive previously paid on the amount of such payment. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7(c)(ii), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(d) Notwithstanding anything herein to the contrary, to the extent that Executive has received payments of Base Salary pursuant to Section 6(f)(i) hereof at a time when a "Change of Control" occurs, such payments shall be deducted from the lump sum payment required to be made to Executive pursuant to Section 7(a)(i) hereof.

8.       RESTRICTIVE COVENANTS

(a) COMPETITIVE ACTIVITY. Executive covenants and agrees that at all times during Executive's employment with the Company, and during the Non-Compete Period (as defined below), Executive will not, acting alone or in conjunction with others, without the prior written consent of the Company, directly or indirectly, engage or participate in, assist, render services to or for, or have any active interest or involvement in, whether as an employee, principal, agent, consultant, creditor, lender, advisor, employer, officer, director, stockholder (excluding holdings by Executive of up to 3% of the voting stock of any corporation subject to the periodic reporting requirements of the Exchange Act), partner, proprietor or in any other individual or representative capacity in or with, any person, entity or business which competes, directly or indirectly, with the Company or any Affiliate in any of the business areas or territories in which the Company or any Affiliate then conducts business or with any development opportunity being pursued by the Company or any Affiliate during the Non-Compete Period.

(b) NON-SOLICITATION. Executive covenants and agrees that at all times during Executive's employment with the Company, and during the Non-Compete Period, Executive will not, without the prior written consent of the Company, directly or indirectly (i) induce, solicit or entice any customer of the Company or any customer of any Affiliate to patronize any person, business or entity which competes, directly or indirectly, with the Company or such Affiliate in any of the business areas or territories in which the Company or such Affiliate then conducts business; (ii) canvass, solicit or accept any business from any customer of the Company or any customer of any Affiliate (other than in connection with the performance by Executive of his duties and responsibilities for the Company in accordance with this Agreement) in any of the business areas or territories in which the Company or any Affiliate of the Company then conducts business; (iii) request or advise any customer of the Company or any customer of any Affiliate to withdraw, curtail or cancel such customer's business with the Company or such Affiliate in any of the business areas or territories in which the Company or any Affiliate of the Company then conducts business;
         (iv) contact, communicate with or solicit any prospect that the Company is actively pursuing or any prospect that any Affiliate is actively pursuing (other than in connection with the performance by Executive of his duties for the Company in accordance with this Agreement); (v) disclose to any other person, entity or business the names or addresses of any customer or acquisition prospect of the Company or any customer or acquisition prospect of any Affiliate (other than as required in connection with the performance by Executive of his duties for the Company in accordance with this Agreement); (vi) cause, solicit, entice or induce any employee of the Company or any employee of any Affiliate to leave the employ of the Company or such Affiliate, or to accept employment with, or compensation from, Executive or any person, entity or business (other than the Company or any Affiliate) with which Executive is affiliated or by whom Executive is employed; or (vii) use any customer lists or customer leads, mail, telephone numbers, printed material or other information obtained from the Company or any Affiliate or any employee of any of the foregoing (other than in connection with the performance by Executive of his duties for the Company in accordance with this Agreement).

(c)      NON-DISPARAGEMENT.

         (i) Executive covenants and agrees that Executive shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company or any Affiliate or any member of management of the Company or any Affiliate.

          (ii) The Company and WSI jointly and severally covenant and agree that they shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Executive.

(d) PROTECTED INFORMATION. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential and proprietary information concerning the Company and its Affiliates which is of a special and unique value. As a condition to commencement of Executive's employment hereunder, Executive shall execute a Confidentiality and Proprietary Rights Agreement in substantially the form of Exhibit B attached hereto (the "Confidentiality and Proprietary Rights Agreement"). Any breach by Executive of the Confidentiality and Proprietary Rights Agreement shall be considered a breach of this Agreement.

(e) NON-COMPETE PERIOD. For purposes of this Agreement, the term "Non-Compete Period" shall have the following meanings:

         (i) In the event that (A) Executive's employment hereunder is terminated by the Company without Cause pursuant to Section 5
                  (f), or by Executive for Good

                  Reason pursuant to Section 5 (d), and (B) a Change of Control did not occur within the two-year period preceding, and does not occur within the one-year period following the effective date of termination, the Non-Compete Period shall mean the period beginning on the effective date of termination and ending on the second anniversary of the effective date of termination;

         (ii) in the event that (A) Executive's employment hereunder is terminated by the Company without Cause pursuant to Section 5
                  (f), or by Executive for Good Reason pursuant to Section 5
                  (d), and (B) a Change of Control occurred within the two-year period preceding the effective date of termination, there shall be no Non-Compete Period;

         (iii) in the event that (A) Executive's employment hereunder is terminated by the Company without Cause pursuant to Section 5
                  (f), or by Executive for Good Reason pursuant to Section 5
                  (d), and (B) a Change of Control occurs within the one-year period following the effective date of termination, the Non-Compete Period shall mean the period beginning on the effective date of termination and ending on the effective date of the Change of Control;

         (iv) in the event that Executive's employment hereunder is terminated by Executive voluntarily pursuant to Section 5 (e), or by the Company with Cause pursuant to Section 5 (c), the Non-Compete Period shall mean the period beginning on the effective date of termination and ending on the first anniversary of the effective date of termination; and

         (v) in the event that Executive's employment hereunder is terminated by the Company upon Death of Executive pursuant to
                  Section 5(a), or upon the Total Disability of Executive pursuant to Section 5 (b), there shall be no Non-Compete Period.

9.       ENFORCEMENT OF COVENANTS.

(a) TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of the Company or following consummation of the US Reorganization Transaction, the Board of Directors of WSI, or a duly authorized committee thereof determines in its good faith judgment that Executive has violated Sections 8(a) or 8(b) hereof, the Company shall have the right to suspend or terminate any or all remaining payments or benefits payable pursuant to Section 6 and/or 7 of this Agreement. Such suspension or termination of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive.

(b) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 8 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of a breach of the covenants set forth in
         Section 8 by Executive or if the Company has reasonable grounds to believe that a breach by Executive of the covenants set forth in
         Section 8 is imminent, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or in equity; (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and, in the event the Company prevails on the merits after all available appeals have been exhausted (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the Company to enforce the covenants set forth in
         Section 8.

(c) SEPARABILITY OF COVENANTS. The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each province and Territory in Canada and one for each applicable State in the United States and the District of Columbia. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

10.      MITIGATION OF DAMAGES; LEGAL FEES.

(a) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

(b) If any legal action is filed by either party to enforce or interpret any of the provisions of this Agreement, the non-prevailing party shall pay to the prevailing party, in addition to any other amounts awarded in the action, all reasonable attorney's fees and other fees and costs incurred by the prevailing party in connection with such legal action, the amount of which shall be fixed by the court hearing such action and made a part of any judgment rendered.

11.      WITHHOLDING OF TAXES.

The Company may withhold all legally required taxes from any compensation and benefits payable under this Agreement.

12.      ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, representatives, successors and permitted assigns. The rights, benefits and obligations of Executive under this Agreement are personal to Executive and no such right, benefit or obligation shall be subject to voluntary or involuntary alienation, assignment or transfer; PROVIDED, HOWEVER, that nothing in this Section 12 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death. The Company shall require any Successor (whether by purchase of all or substantially all of the assets of the Company, merger of the Company into another entity, or otherwise) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform if no such succession had taken place. Upon any such assignment, all references herein to the Company shall be deemed to refer to such assignee.

13.      ENTIRE AGREEMENT; AMENDMENT.

This Agreement, together with all schedules, exhibits and other documents referred to herein, shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company relating to the terms of Executive's employment by the Company. This Agreement may not be amended, nor any provision waived, except by a written instrument signed by the party against whom such amendment or waiver is sought to be enforced.

14.      GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Province of Ontario, and the laws of Canada applicable therein, without giving effect to the conflict of law principles thereof. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement or Executive's employment with the Company must be brought exclusively in a court of competent jurisdiction located in Toronto, Ontario. Each party hereby irrevocably consents and submits to the exclusive jurisdiction of such courts. No legal action, suit or proceeding with respect to this Agreement or Executive's employment with the Company may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum or venue.

15.      NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by registered or certified mail (return receipt requested), or by confirmed facsimile to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

         To the Company or WSI:

                  1122 International Blvd., Suite 601
                  Burlington, Ontario  L7L 6Z8
                  Attention:  Chief Executive Officer
                  Facsimile: 905-319-9048

         To Executive:  At the address for Executive set forth below.

16.      MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a general waiver or as a specific waiver of any subsequent breach by any party, unless otherwise expressly provided in such waiver.

(b) SEPARABILITY. Subject to Section 9 hereof, if any term or provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid, illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

(f) RELEASE. Notwithstanding anything herein to the contrary, the Company shall not be required to make any of the payments, or provide any of the benefits, to the Executive pursuant to Sections 6 or 7 hereof unless and until Executive executes and delivers a release of all claims arising out of this Executive Employment Agreement through the date of the release, but excluding claims for indemnification from the Company under the Indemnification Agreement attached hereto as Exhibit A, local, provincial, state or federal statutory or constitutional claims, or other claims not arising under this Executive Employment Agreement.

(g) SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 8, 9, 10, 14, 15, 16 and 17 shall survive any termination of Executive's employment in accordance with their respective terms.

17. GUARANTEE. WSI hereby guarantees the performance by the Company of the Company's obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



CAPITAL ENVIRONMENTAL RESOURCE INC.


By: /s/ David Sutherland-Yoest
    -------------------------------------------
Name:  David Sutherland-Yoest
Title: Chairman and Chief Executive Officer


Date: May 13, 2004



WASTE SERVICES, INC.


By: /s/ David Sutherland-Yoest
    -------------------------------------------
Name:  David Sutherland-Yoest
Title: Chairman and Chief Executive Officer


Date: May 13, 2004



EXECUTIVE:

By: /s/ Ivan R. Cairns
    -------------------------------------------
    Ivan R. Cairns


Date: May 13, 2004





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